
                                                   As filed with the Securities and Exchange Commission on June 1, 1998
                                                                                            Registration No. 333-
=======================================================================================================================
                                               SECURITIES AND EXCHANGE COMMISSION
                                                    WASHINGTON, D.C. 20549
                                                   -------------------------
                                                           FORM S-3
                                                    REGISTRATION STATEMENT
                                                             UNDER
                                                  THE SECURITIES ACT OF 1933
                                                  -------------------------
                                                     INFOSEEK CORPORATION
                                    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                                  -------------------------
         CALIFORNIA                                         7372                                   77-0353450
(STATE OR OTHER JURISDICTION OF                   (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                    CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)
                                                    1399 MOFFETT PARK DRIVE
                                                  SUNNYVALE, CALIFORNIA 94089
                                                         (408) 543-6000
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                                  -------------------------
                                                         HARRY M. MOTRO
                                             PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                      INFOSEEK CORPORATION
                                                    1399 MOFFETT PARK DRIVE
                                                  SUNNYVALE, CALIFORNIA 94089
                                                          (408) 543-6000
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                                  -------------------------
                                                           Copies to:
     AARON J. ALTER, ESQ.                             ANDREW E. NEWTON, ESQ.                  MICHAEL W. HALL, ESQ.
   MICHELLE L. WHIPKEY, ESQ.                          INFOSEEK CORPORATION                    STEPHEN B. THAU, ESQ.
   ELIZABETH C. HEWITT, ESQ.                        1399 MOFFETT PARK DRIVE                    VENTURE LAW GROUP
WILSON SONSINI GOODRICH & ROSATI                  SUNNYVALE, CALIFORNIA 94089                 2800 SAND HILL ROAD
    PROFESSIONAL CORPORATION                             (408) 543-6000                  MENLO PARK, CALIFORNIA 94025
      650 PAGE MILL ROAD                              FAX:  (408) 734-9358                       (650) 854-4488
  PALO ALTO, CALIFORNIA 94304                                                                  FAX:  (650) 854-1121
        (650) 493-9300
     FAX:  (650) 493-6811

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If delivery of the Prospectus is expected to be made pursuant to Rule 434,
please check the following box.    __________


                        CALCULATION OF REGISTRATION FEE

                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
    TITLE OF EACH CLASS OF         AMOUNT TO       OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
 SECURITIES TO BE REGISTERED     BE REGISTERED      PER SHARE (1)           PRICE(1)              FEE
----------------------------------------------------------------------------------------------------------
Common Stock, no par value       318,724 shares      $24.28125            $7,739,018            $2,284
==========================================================================================================

(1) Estimated solely for the purpose of computing the registration fee, based on the average high and low price of the Common Stock as reported on the Nasdaq National Market on May 26, 1998, in accordance with Rule 457 under the Securities Act of 1933.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                                              SUBJECT TO COMPLETION JUNE 1, 1998

PROSPECTUS
----------

                                 318,724 SHARES

                              INFOSEEK CORPORATION

                                  COMMON STOCK
                          ___________________________

     This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Infoseek Corporation, a California corporation ("Infoseek" or the "Company") offered from time to time by the Selling Shareholders named herein (the "Selling Shareholders") for their own benefit. It is anticipated that the Selling Shareholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SEEK." On _____, 1998, the last reported sale price of the Company's Common Stock was $_____ per share.

                          ___________________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.







                          ___________________________

               THE DATE OF THIS PROSPECTUS IS _______ ___, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and Seven World Trade Center, Suite 1300, New York, New York. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company are available for inspection at the National Association of Securities Dealers, Inc. at 9513 Key West Avenue, Rockville, Maryland 20850. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.


                             ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 333-45087) pursuant to the Exchange Act, are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act; (ii) the Company's Current Reports on Form 8-K filed on January 28, 1998 and May 22, 1998, filed pursuant to Section 13 of the Exchange Act; (iii) the Company's Definitive Proxy Statement dated May 8, 1998, filed in connection with the Company's 1998 Annual Meeting of Shareholders to be held on June 19, 1998, filed pursuant to Section 14 of the Exchange Act; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act; and (v) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on June 5, 1996 pursuant to Section 12 of the Exchange Act, including any amendment or report updating such description.

  All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus or after the date of the initial registration statement and prior to the effectiveness of the registration statement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document (all such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to Infoseek Corporation, 1399 Moffett Park Drive, Sunnyvale, California 94089,
Attention: Andrew E. Newton, Vice President and General Counsel (telephone:
(408) 543-6000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                          ___________________________

  Ultraseek(TM) and Ultramatch(TM) are among the trademarks of the Company and Infoseek(R) and the Infoseek logo are among the registered trademarks of the Company. This Prospectus also refers to trademarks held by other corporations.

                          ___________________________

                                  THE COMPANY

  Infoseek provides leading Internet search and navigation technology, products and services that use the Web to connect its viewers' personal, work and community lives. As a "connected" media company, Infoseek is able to segment viewers by interest area, providing advertisers with focused and targeted audiences. The Infoseek Service is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interests and facilitates the purchase of related goods and services. Infoseek's revenues, principally consisting of advertising revenues, increased 132% to $35.0 million during 1997 over 1996, and increased 14% to $14.5 million during the first quarter of 1998 as compared to the fourth quarter of 1997.

  Average daily page views served from the Infoseek Service increased by 180% to
16.3 million in the first quarter of 1998 compared to the first quarter of 1997 and increased by 31% as compared to the fourth quarter of 1997. The Company believes that by building brand awareness with consumers, it will be able to attract more viewers directly to the Infoseek Service. In addition, the Company acquires viewers through agreements with Netscape and other high traffic Web sites. The percentage of page views delivered to viewers that originated from Netscape declined to 26% in March 1998 from 41% in March 1997.

  In response to rapid growth and change in the Internet search and navigation market, the Company's Board of Directors, in the second quarter of 1997, hired a new Chief Executive Officer, Harry Motro, to help evolve the strategic vision of the Company while continuing to leverage the Company's core strength in search and navigation. Mr. Motro and Founder Steven Kirsch recruited a number of new members to the executive management team to execute on the Company's strategy of building Infoseek brand awareness; creating a richer viewer experience; maximizing value for the Company's advertisers; providing intranet search products; and enhancing Infoseek's search and navigation service.

  During the fourth quarter of 1997 and the first quarter of 1998, the Company released a new version of the Infoseek Service which currently features 16 "channels" designed to bring together topical information, services, products and communications on the Web. The new Infoseek Service provides additional opportunities for revenue from the sale of channel sponsorships as well as provides an opportunity for the Company to share in a portion of the revenue facilitated by its viewers with these channel sponsors. Beginning with the launch of the Company's channels, the Company began to sell sponsorships to advertisers, sponsors and partners for specific channels and product categories. In the fourth quarter of 1997 and the first quarter of 1998, the Company entered into eight sponsorship and partnership agreements relating to five of the Company's 16 channels. The Company believes there is significant potential to increase sponsorship revenues through the eleven unsponsored channels, further segmentation of existing channels into sub-channels as well as channels to be introduced in the future.

  In order to leverage its strength in search and navigation and to diversify its revenue base, the Company began to license its Ultraseek Server product to corporate customers for use on their intranets and public Web sites beginning in early 1997. During 1997 and the first quarter of 1998, the Company derived approximately 6% and 12%, respectively, of total revenues from sales of its Ultraseek Server product. The Company believes that as the amount of content hosted in online corporate environments continues to grow, the factors that have contributed to the popularity of the Internet navigation and search services will drive the demand for similar technologies within corporate intranets and public Web sites.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference. Statements in this "Risk Factor" section regarding expectations or future events and certain sections of the Incorporated Documents (identified with more particularity in such Incorporated Documents) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth below and elsewhere in this document and in the Incorporated Documents.

LIMITED OPERATING HISTORY; HISTORICAL LOSSES; ANTICIPATION OF CONTINUED LOSSES

     The Company's limited operating history makes it difficult to manage operations and predict future operating results. The Company has incurred significant net losses since inception and expects to continue to incur significant losses on a quarterly and annual basis in 1998 and may do so in subsequent fiscal periods. As of March 31, 1998, the Company had an accumulated deficit of $48,030,000. The Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. There can be no assurance that the Company will be able to address any of these challenges. Although the Company has experienced significant revenue growth in 1997, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow or that the Company will achieve profitability. In 1997 and the first quarter of 1998, the Company significantly increased its operating expenses as a result of a substantial increase in its sales and marketing efforts, development of new distribution channels, expansion of its customer support capabilities and to fund greater levels of research and development. Further increases in operating expenses are planned during fiscal 1998. To the extent that any such expenses are not timely followed by increased revenues, the Company's business, results of operations, financial condition and prospects would be materially adversely affected.

RELATIONSHIP WITH NETSCAPE

     Since March 1995, the Company has been a featured provider of navigational services on the Web page of Netscape Communications Corporation ("Netscape").
In 1996 and 1997 and during the first quarter of 1998, approximately 65%, 36% and 26%, respectively, of all page views served on the Infoseek Service came from traffic attributable to the Netscape Web page. Recently, Netscape has announced that they have signed a two-year strategic partnership with Excite to build out content based channels jointly for Netscape's Web site and to create co-branded search, thereby competing directly with the Company. Under terms of this agreement, Netscape and Excite will each serve as a premier provider, with each receiving 25 percent of the net search rotation--the percentage of pages served to visitors who have not selected a preferred provider. The remaining
50 percent of premier provider rotations has been allocated and sold among the remaining navigational service providers (the allocated percent rotation of premier provider rotations, which will be shared by other navigational service providers, decreases to 25 percent in 1999). In May 1998, the Company entered into a new agreement with Netscape which provides for the Company to pay a minimum of $4,000,000 and up to $12,500,000 in cash to be a non-exclusive premier provider of navigational services for the period from June 1, 1998 through May 31, 1999. Under the terms of the new agreement, the Company will receive 15 percent of the premier provider rotations rather than the 35 percent of the premier provider rotations that the Company had been receiving under its prior agreement with Netscape which will result, at least in the short term, and could result, in the long term, in a reduction in traffic to the Company's Web site and may result in lower than anticipated revenue. Although the Company currently intends to renew the agreement when it expires in May 1999, there can be no assurance that Netscape will be willing to renew the agreement with the Company on commercially equivalent terms or on other terms that may be satisfactory to the Company, if at all. The failure to renew the Netscape agreement on commercially equivalent terms, if at all, would result, at least in the short term, and could result, in the a long-term, in a material reduction in traffic to the Infoseek Web site. This could, in turn, result in advertisers on the Company's Web sites, including channel sponsors and partners, terminating their contracts with the Company as such contracts are typically of short duration and terminable on relatively short notice, or reducing the number of impressions purchased. Furthermore, the Company's contracts with advertisers and sponsors generally guarantee a minimum number of page views, and a failure to achieve the minimum page views could result in a reduction in payments to the Company or compel the Company to provide "make good" impressions if such minimums are not met. If the Company is unable to develop viable alternative distribution channels to Netscape or is otherwise unable to offset a reduction in traffic, advertising revenues would be substantially adversely affected, resulting in the Company's business, results of operations, financial condition and prospects being materially and adversely affected.

POTENTIAL FLUCTUATIONS IN FUTURE RESULTS

     As a result of the Company's limited operating history as well as the recent emergence of both the Internet and intranet markets addressed by the Company, the Company has neither internal nor industry-based historical financial data for any significant period of time upon which to project revenues or base planned operating expenses. The Company expects that its results of operations may also fluctuate significantly in the future as a result of a variety of factors, including: the continued rate of growth, usage and acceptance of the Internet and intranets as information media; the rate of acceptance of the Internet as an advertising medium and a channel of commerce; demand for the Company's products and services; the advertising budgeting cycles of individual advertisers; the introduction and acceptance of new, enhanced or alternative products or services by the Company or by its competitors; the Company's ability to anticipate and effectively adapt to a developing market and to rapidly changing technologies; the Company's ability to attract, retain and motivate qualified personnel; initiation, implementation, renewal or expiration of significant contracts with Bell Atlantic Electronic Commerce Services, Inc. ("Bell Atlantic"), Borders Online, Inc. ("Borders OnLine"), Microsoft Corporation ("Microsoft"), Netscape and others; pricing changes by the Company or its competitors; specific economic conditions in the Internet and intranet markets; general economic conditions; and other factors. Substantially all of the Company's revenues have been generated from the sale of advertising, and the Company expects to continue to derive substantially all of its revenues from selling advertising and related products for the foreseeable future. Moreover, most of the Company's contracts with advertising customers have terms of three months or less. Advertising revenues are tightly related to the amount of traffic on the Company's Web site, which is inherently unpredictable. Accordingly, future sales and operating results are difficult to forecast. The Company's expense levels are based, in part, on its expectations as to future revenues and, to a significant extent, are not expected to decrease, at least in the short term. The Company may not be able to adjust spending in a timely manner to compensate for any future revenue shortfall. Accordingly, any significant shortfall in relation to the Company's expectations would have an immediate material adverse impact on the Company's business, results of operations, financial condition and prospects.

     In addition, the Company may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a short-term material adverse effect on the Company's business, results of operations, financial condition and prospects and which may not generate the long-term benefits intended. From time to time, the Company has entered into and may continue to enter into strategic relationships with companies for cross service advertising, such as the Company's relationships with Bell Atlantic and United Parcel Service of America, Inc. ("UPS"). The Company's revenues have in the past been, and may in the future continue to be, partially dependent on its relationship with its strategic partners. Such strategic relationships have and may continue to include substantial one-time or up front payments from the Company's partners. Accordingly, the Company believes that its quarterly revenues are likely to vary significantly in the future, that period-to-period comparisons are not necessarily meaningful and that such comparisons should not necessarily be relied upon as an indication of the Company's future performance. Due to the foregoing factors, it is likely that in future periods, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

DEVELOPING MARKET; UNPROVEN ACCEPTANCE OF INTERNET ADVERTISING AND OF THE COMPANY'S PRODUCTS AND SERVICES

     The Company's future success is highly dependent upon the increased use of the Internet and intranets for information publication, distribution and commerce. The market for the Company's products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with products and services for use on the Internet and intranets. In particular, because the Company expects to derive substantially all of its revenues in the foreseeable future from sales of Internet advertising, the future success of the Company is highly dependent on the development of the Internet as an advertising medium. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products and services do not achieve or sustain acceptance by Internet users or advertisers, the Company's business, results of operations, financial condition and prospects would be materially adversely affected.

RISKS ASSOCIATED WITH BRAND DEVELOPMENT

     The Company believes that establishing and maintaining the Infoseek brand is a critical aspect of its efforts to attract and expand its audience and that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the Infoseek brand will depend largely on the Company's success in providing high-quality products and services and in designing and implementing effective media promotions, which success cannot be assured. In order to attract and retain Internet users and to promote and maintain the Infoseek brand in response to competitive pressures, the Company believes it is necessary to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among consumers. If the Company is unable to provide high- quality products and services, design and implement effective media promotions or otherwise fails to promote and maintain its brand, or if the Company incurs excessive expenses in an attempt to improve its products and services or promote and maintain its brand, the Company's business, results of operations, financial condition and prospects would be materially and adversely affected.

INTENSE COMPETITION

     The market for Internet and intranet products and services is highly competitive, and the Company expects that competition will continue to intensify. The market for Internet and intranet search and navigational services has only recently begun to develop, and the Company cannot predict with any certainty how competition will affect the Company, its competitors or its customers. There can be no assurance that the Company will be able to compete successfully or that the competitive pressures faced by the Company, including those listed below, will not have a material adverse effect on the Company's business, results of operations, financial condition and prospects. The Company believes it faces numerous competitive risks, including the following:

     Competition from consolidated internet products. A number of companies offering Internet products and services, including direct competitors of the Company, recently have begun to integrate multiple features within the products and services they offer to consumers. Integration of Internet products and services is occurring through development of competing products and through acquisitions of, or entering into joint ventures and/or licensing arrangements involving, competitors of the Company. For example, Netscape has recently announced that they have signed a two-year strategic partnership with Excite to build out content based channels jointly for Netscape's Web site and to create co-branded search, thereby competing directly with the Company. The Web browser offered by Microsoft, another widely-used browser and substantial source of traffic for the Company, may incorporate and promote information search and retrieval capabilities in future releases or upgrades that could make it more difficult for Internet viewers to find and use the Company's products and services. Microsoft recently licensed products and services from Inktomi Corporation ("Inktomi"), a direct competitor of the Company, and has announced that it will feature and promote Inktomi services in the Microsoft Network and other Microsoft online properties. The Company expects that such search services may be tightly integrated into the Microsoft operating system, the Internet Explorer browser and other software applications, and that Microsoft will promote such services within the Microsoft Network or through other Microsoft- affiliated end-user services such as MSNBC or WebTV Networks, Inc.
("WebTV").   In addition, entities that sponsor or maintain high-traffic Web sites or that provide an initial point of entry for Internet viewers, such as the Regional Bell Operating Companies ("RBOCs") or Internet Service Providers ("ISPs") such as Microsoft and America Online, Inc. ("AOL"), currently offer and can be expected to consider further development, acquisition or licensing of Internet search and navigation functions competitive with those offered by the Company, or could take actions that make it more difficult for viewers to find and use the Company's products and services. For example, AOL is currently a significant shareholder of Excite and offers Excite's WebCrawler and NetFind as the exclusive Internet search and retrieval services for use by AOL's subscribers. Continued or increased competition from such consolidations, integration and strategic relationships involving competitors of the Company could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

     Competition from existing search and navigational competitors. Many companies currently offer directly competitive products or services addressing Web search and navigation, including Digital Equipment Corporation (AltaVista)

("DEC/AltaVista"), Excite, Hot Wired Ventures LLC (HotBot) ("HotBot"), Inktomi, Lycos, CNET (Snap! Online) ("CNET") and Yahoo! In addition, the Company's Ultraseek Server product competes directly with intranet products and services offered by companies such as DEC/AltaVista, Lycos, Open Text Corporation (Open Text Index) ("Open Text") and Verity, Inc. ("Verity"). The Web browsers currently offered by Netscape and Microsoft, which are the two most widely-used browsers, incorporate prominent search buttons and similar features, such as features based on "push" technologies, that direct search traffic to competing services, including those that may be developed or licensed by Microsoft or Netscape in enhancements or later versions of these or other products. Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and distribution resources than the Company.

     Competition from Internet and other advertising media. The Company also competes with online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. Additionally, a large number of Web sites and online services (including, among others, the Microsoft Network, MSNBC, AOL and other Web navigation companies such as Excite, Lycos and Yahoo!) offer informational and community features, such as news, stock quotes, sports coverage, yellow pages and e-mail listings, weather news, chat services and bulletin board listings that are competitive with the services currently offered or proposed to be offered by the Company. Moreover, the Company believes that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, the Company may face increased pricing pressure for the sale of advertisements and reductions in the Company's advertising revenues.

     Low barriers to entry for new search and navigational companies. The Company believes that the costs associated with developing technologies, products and services that compete with those offered by the Company are relatively low. As a result, as the market for Internet and intranet search and navigational products develops, other companies may be expected to offer similar products and services and directly and indirectly compete with the Company for advertising revenues.

RELIANCE ON ADVERTISING REVENUES

     The Company has derived a substantial majority of its revenues to date from the sale of advertisements and expects to continue its dependence on advertising and related products, including channel sponsorships and, to a lesser extent, the sale of the Ultramatch advertising management system and the Ultraseek Server intranet product. The Company's current business model of generating revenues through the sale of advertising on the Internet, which is highly dependent on the amount of traffic on the Company's Web site, is relatively unproven. The Internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media. In addition, most of the Company's current advertising customers have limited or no experience using the Internet as an advertising medium, have not devoted a significant portion of their advertising expenditures to such advertising and may not find such advertising to be effective for promoting their products and services relative to advertising in traditional media. There can be no assurance that current advertisers will continue to purchase advertising space and services from the Company or that sufficient impressions will be achieved or available, or that the Company will be able to successfully attract additional advertisers. Furthermore, with the rapid growth of available inventory on the Internet and the intense competition among sellers of advertising space, it is difficult to project future levels of advertising revenues and pricing models that will be adopted by the industry or individual companies. In addition, the ability to quickly develop new business models which will generate additional revenue sources may be vital for the Company to remain competitive in its marketplace. Accordingly, there can be no assurance that the Company will be successful in generating significant future advertising revenues or other source of revenues; failure to do so could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

TECHNOLOGICAL CHANGE AND NEW PRODUCTS AND SERVICES

     The market for Internet products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet products and services in the near future. The Company's future success will depend on its ability to continually and, on a timely basis, introduce new products, services and technologies and to continue to improve the performance, features and reliability of the Company's products and services in response to both evolving demands of the marketplace and competitive product offerings.

     During the fourth quarter of 1997 and the first quarter of 1998, the Company released a new version of its service which currently features 16 "channels," designed to bring together topical information, services, products and communities on the Web. The new service provides additional opportunities for revenue from the sale of channel sponsorships as well as provides an opportunity for the Company to share in a portion of the revenue facilitated by its viewers with these channel sponsors. Continued market acceptance of this new version and successful conclusion of sponsorship arrangements are integral to the Company's competitiveness and viability. Most of the Company's additional channel sponsorship and partnership arrangements are dependent on an increasing level of viewer traffic. If the Company is unable to renew its relationship with Netscape on commercially equivalent terms, if at all, or if viewer traffic is otherwise materially adversely affected, the Company may be unable to retain its channel sponsorship and partnership arrangements. In addition, there can be no assurance that this new sponsorship service or any other new or proposed product or service will attain market acceptance, experience technological sustainability or be free of errors that require significant design modifications or that the business model to generate revenues will be successful. Failure of the Company to successfully design, develop, test, market and introduce other new and enhanced technologies and services, or any enhancements of the Company's current search technology, or the failure of the Company's recently introduced products and services to achieve market acceptance could have a material adverse effect upon the Company's business, results of operations, financial condition and prospects. Due to rapid technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, timeliness of introduction of these new products and services is critical. Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of advertising revenue. There can be no assurance that the Company will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new or improved products and services, or that its new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable to develop and introduce new or improved products or services in a timely manner in response to changing market conditions or customer requirements, the Company's business, results of operations, financial condition and prospects could be materially adversely affected.

MANAGEMENT OF GROWTH

     The Company has recently experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on the Company's limited personnel and other resources. Competition for engineering, sales and marketing personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel or that the Company will be able to manage such growth effectively.
To succeed, the Company will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate and manage its employees. In particular, the Company has experienced difficulty in hiring and retaining the personnel necessary to support the growth of the Company's business. The failure of the Company to successfully manage any of these issues would have a material adverse effect on the Company's business, results of operations, financial condition and prospects. The Company's ability to manage its growth will require a significant investment in and upgrade to its existing internal management information systems to support increased accounting and other management related functions, and a new advertising inventory management analysis system to provide enhanced internal reporting and customer feedback on advertising. These system upgrades and replacements will impact almost all phases of the Company's operations (i.e. planning, advertising implementation and management, finance and accounting). These systems are currently scheduled to become operational by the second half of 1998. There can be no assurance that the Company will not experience problems, delays or unanticipated additional costs in implementing these systems or in the use of its existing system that could have a material adverse effect on the Company's business, results of operations, financial condition and prospects, particularly in the period or periods in which these systems are brought online.

RISKS OF THE COMPANY'S ACQUISITION STRATEGY

     The Company believes that it may be necessary to enter into joint ventures or other strategic relationships or make acquisitions of complementary products, technologies or businesses in order to remain competitive. The failure of the

Company to execute such a strategy may lead to decreased market share, viewer traffic or brand loyalty, which may have a material adverse effect on the Company's business, results of operations, financial condition and prospects.
In addition, acquisition transactions are accompanied by a number of risks, including, among other things, the difficulty of integrating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired technology or content and rights into the Company's products and media properties, expenses associated with the transactions, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of any integration of new management personnel, and the potential unknown liabilities associated with acquired businesses. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

CAPACITY CONSTRAINTS AND SYSTEM FAILURE; ADVERTISING MANAGEMENT SYSTEM

     A key element of the Company's strategy is to generate a high volume of traffic to its products and services. Accordingly, the performance of the Company's products and services is critical to the Company's reputation, its ability to attract advertisers to the Company's Web sites and market acceptance of these products and services. Any system failure that causes interruptions or that increases response time of the Company's products and services would result in less traffic to the Company's Web sites and, if sustained or repeated, would reduce the attractiveness of the Company's products and services to advertisers and customers. In addition, an increase in the volume of searches conducted through the Company's products and services could strain the capacity of the software, hardware or telecommunications lines deployed by the Company, which could lead to slower response time or system failures. If traffic to the Company's Web site continues to increase, there can be no assurance that the Company's products, services and systems will be able to scale appropriately. The Company is also dependent upon Web browser companies and Internet and online service providers for access to its products and services, and viewers have experienced and may in the future experience difficulties due to system or software failures or incompatibilities not within the Company's control. The Company is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its products and services. Any disruption in the Internet access and service provided by the Company or its service providers could have a material adverse effect upon the Company's business, results of operations, financial condition and prospects.

     The process of managing advertising within large, high traffic Web sites such as the Company's is an increasingly important and complex task. The Company is in the process of evaluating the conversion from an internally developed advertising inventory management analysis system to provide enhanced internal reporting and customer feedback on advertising to a system being developed by NetGravity. The Company currently anticipates that this new advertising management system will be installed and become operational in the second half of 1998. To the extent that the Company encounters material difficulties in bringing, or is unable to bring, this new system online, the Company will need to acquire an alternative solution from a third party vendor or devote sufficient resources to enhance its current internally developed system. Any extended failure of, or material difficulties encountered in connection with, the Company's advertising management system may expose the Company to "make good" obligations with its advertising customers, which, by displacing advertising inventory among other consequences, would reduce revenue and would have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

     In addition, the Company's operation depends upon its ability to maintain and protect its computer systems, all of which are located at the Company's principal offices in Sunnyvale, California. This system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not currently have a disaster recovery plan in effect and does not have redundant systems for its service at an alternate site. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays in or temporary cessation of service to users of the Company's products and services. The occurrence of any of these events would have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that its cash, cash equivalents, short-term investments, available funds under its equipment term loan facility and cash flows generated from advertising revenues, will be sufficient to meet its anticipated needs for working capital and other cash requirements through at least March 31, 1999. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company's ability to fund its expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

     As part of its business strategy, the Company has begun to seek additional opportunities to expand its products and services into international markets. The Company believes that such expansion is important to the Company's ability to continue to grow and to market its products and services. In marketing its products and services internationally, however, the Company faces new competitors. In addition, the Company's success in entering international markets is dependent upon the Company's ability to create localized versions of its products and services. There can be no assurance that the Company will be successful in creating localized versions of its products and services or marketing or distributing its products abroad or that, if the Company is successful, its international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, the Company has limited experience in marketing and distributing its products and services internationally. In addition to the uncertainty as to the Company's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, protection of intellectual property rights, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. There can be no assurance that one or more of such factors would not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, results of operations, financial condition and prospects.

DEPENDENCE ON KEY PERSONNEL; NEW MEMBERS OF THE EXECUTIVE MANAGEMENT TEAM

     During 1997, the Company experienced significant changes to its executive management team. Those who joined the executive management team in 1997 include Harry Motro, President and Chief Executive Officer; Beth Haggerty, Vice President of Worldwide Sales; Barak Berkowitz, Vice President of Marketing; and Leslie Wright, Vice President Finance and Chief Financial Officer. There can be no assurance that the new members of the Company's management team will work effectively together with the rest of the Company's executive management. In addition, the Company has recently hired, and plans to continue to hire, a number of engineers to design and implement improvements to the integration of content with its search engine technology, which the Company believes will be a significant factor in its future ability to compete favorably with other navigational services. The Company's future performance depends in significant part upon the contributions of its senior management personnel, including its Chairman Steven Kirsch, who is integrally involved in the Company's research and development efforts. Although the Company provides incentives such as salary, benefits and option grants (which are typically subject to vesting over four years) to attract and retain qualified employees, the loss of services of any of the Company's officers or other key employees would have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

VOLATILITY OF STOCK PRICE

     The price of the Company's Common Stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors such as quarterly variations in results of operations, announcements of new technological innovations or new products and media properties by the Company or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company, and news relating to trends in the Company's markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of the Company's Common Stock, regardless of the Company's operating performance.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company's success depends significantly upon its proprietary technology. The Company currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret, patent and copyright laws, which afford only limited protection. The Company holds one patent and currently has 12 United States patent applications pending and five foreign patent applications pending. There can be no assurance that the pending applications will be approved, or that if issued, such patents will not be challenged, and if such challenges are brought, that such patents will not be invalidated. There can be no assurance that the Company will develop proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the Company's ability to do business. The Company has registered and applied for registration for certain service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. The Company generally enters into confidentiality agreements with its employees and with its consultants and customers. Litigation may be necessary to protect the Company's proprietary technology. Any such litigation may be time-consuming and costly. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate the Company's products or design around patents issued to the Company or other intellectual property rights of the Company.

     There have been substantial amounts of litigation in the computer industry regarding intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights, that the Company will counterclaim against any such parties in such actions or that if the Company makes claims against third parties with respect thereto, that any such party will not counterclaim against the Company in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, cause product release delays, require the Company to redesign its products or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect upon the Company's business, results of operations, financial condition and prospects. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all.


GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. A number of legislative and regulatory proposals are under consideration by federal, state and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products, increase the Company's cost of doing business, or otherwise have an adverse effect on the Company's business, results of operations, financial condition and prospects. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trade secret, libel and personal privacy is uncertain and developing. Any such new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

     Because materials may be downloaded by the online or Internet services operated or facilitated by the Company and may be subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials. Such claims have been brought, and sometimes successfully pressed, against online service providers in the past. In addition, the Company could be exposed to liability with respect to the selection of listings that may be accessible through content and materials that may appear in chat room, instant messaging or other services offered by the Company. Such claims might include, among others, that by providing hypertext links to Web sites operated by third parties, the Company is liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that if any information provided through the Company's services, such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against the Company for losses incurred in reliance on such information. The Company expects to offer Web-based e-mail services in the near future, which may expose the Company to potential risks, such as liabilities or claims resulting from unsolicited e-mail (spamming), lost or misdirected messages, illegal or fraudulent use of e-mail, harassment or interruptions or delays in e-mail service.

     From time to time, the Company enters into agreements with sponsors, content providers, service providers and merchants under which the Company is entitled to receive a share of revenue from the purchase of goods and services by users of the Company's online properties. Such arrangements may expose the Company to additional legal risks and uncertainties, including (without limitation) potential liabilities to consumers of such products and services. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed.

YEAR 2000 COMPLIANCE

     The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Management is in the process of working with its software vendors to assure that the Company is prepared for the year 2000. Management does not anticipate that the Company will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. The Company is currently implementing an upgrade to its management information system that the Company believes is year 2000 compliant. Any year 2000 compliance problem of either the Company or its viewers, Ultraseek Server customers or advertisers could materially adversely affect the Company's business, results of operations, financial condition and prospects.

                              SELLING SHAREHOLDERS

  The shares of Common Stock to be sold by the Selling Shareholders pursuant to this Prospectus are shares issued to the Selling Shareholders by the Company in connection with the acquisition of WebChat Communications, Inc. (the "Acquisition"). The following table sets forth the aggregate number of shares of Common Stock held by each Selling Shareholder and the aggregate number of shares of Common Stock offered by each Selling Shareholder hereunder. No Selling Shareholder holds more than 1% of the Company's outstanding Common Stock.

                                                  NUMBER OF SHARES
                                                    BENEFICIALLY
NAME OF SELLING SHAREHOLDER                   OWNED PRIOR TO OFFERING           NUMBER OF SHARES OFFERED
Andy Bernstein                                           194                              194
Ewald Detjens                                         17,702                           17,702
Michael Edelhart                                       2,145                            2,145
Michael J. Fremont                                    54,973                           54,973
Lisa Moorman Fremont                                   1,716                            1,716
Kevin Hall                                             1,224                            1,224
Michael Hall 401(k) Retirement Savings                 2,948                            2,948
 Plan Trust
Gary Hromadko                                         45,881                           45,881
Randy Komisar                                          7,583                            7,583
Robert Lash                                           14,280                           14,280
Wendie Bernstein Lash                                 19,775                           19,775
Leslie Latham                                            809                              809
Norwest Venture Partners VI, L.P.                     91,170                           91,170
Lee Pearson                                               15                               15
Peter Rip                                             15,767                           15,767
Janet Ryan                                             3,192                            3,192
Scott Shanks                                           3,888                            3,888
Charles H. Silvers                                       358                              358
Susan Wiese-Slater                                     1,401                            1,401
Bayard Winthrop                                       16,970                           16,970
Jerrold F. Petruzzelli, Trustee
 Michael Victor Petruzzelli Trust                      1,287                            1,287
Jerrold F. Petruzzelli                                12,735                           12,735
VLG Investments 1996                                   2,662                            2,662
Silicon Valley Bank                                       49                               49
Total                                                318,724                          318,724

                              PLAN OF DISTRIBUTION

  The Company has been advised by the Selling Shareholders that they or their pledgees, donees, transferees or other successors in interest intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. Such persons may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholders and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

  Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

  The Company has advised the Selling Shareholders that Regulation M promulgated under the Exchange Act, may apply to their sales in the market, has furnished the Selling Shareholders with a copy of this regulation and has informed them of the need for delivery of copies of this Prospectus. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

  Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

  There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                 LEGAL MATTERS

  The validity of the Company Common Stock issuable pursuant to the Acquisition and certain other legal matters related to the Acquisition will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The financial statements of Infoseek Corporation appearing in Infoseek Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The supplemental consolidated financial statements of Infoseek Corporation appearing in Infoseek Corporation's Current Report on Form 8-K dated May 22, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such supplemental consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                               TABLE OF CONTENTS

                                                                       PAGE
AVAILABLE INFORMATION...................................................  2

ADDITIONAL INFORMATION..................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................  2

THE COMPANY.............................................................  4

RISK FACTORS............................................................  5

SELLING SHAREHOLDERS.................................................... 14

PLAN OF DISTRIBUTION.................................................... 15

LEGAL MATTERS........................................................... 15

EXPERTS................................................................. 15

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses of the sale and distribution of the securities being registered. All amounts are estimates except the Registration Fee and the Nasdaq Listing of Additional Shares Fee.

                                               AMOUNT TO BE
                                                PAID BY THE
                                                  COMPANY
                                               ------------

SEC Registration Fee......................        $ 2,284
Nasdaq Listing of Additional Shares Fee...        $ 6,310
Legal Fees and Expenses...................        $ 7,500
Accounting Fees and Expenses..............        $ 7,500
Miscellaneous.............................        $ 2,500
  Total...................................
                                                  $26,094
                                                  =======

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant.
23.1   Consent of Ernst & Young LLP, Independent Auditors.
23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1   Power of Attorney (included on page II-3).

ITEM 17.  UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference into the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
  Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, INFOSEEK CORPORATION, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF CALIFORNIA, CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON THE 1ST DAY OF JUNE, 1998.

                                  Infoseek Corporation

                                  By:    /s/ Harry M. Motro
                                     ------------------------------------
                                  HARRY M. MOTRO
                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER



                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry M. Motro and Leslie E. Wright and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post- effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURES                                      TITLE                     DATE
_________                                        ____                     ____
/s/ Harry M. Motro                   President, Chief Executive        June 1, 1998
---------------------------------     Officer and Director
HARRY M. MOTRO                        (Principal Executive
                                      Officer)

                                     Vice President of Finance         June 1, 1998
/s/ Leslie E. Wright                  and Chief Financial
---------------------------------     Officer (Principal
LESLIE E. WRIGHT                      Financial and Accounting
                                      Officer

/a/ Steven T. Kirsch                 Chairman of the Board of          June 1, 1998
---------------------------------     Directors
STEVEN T. KIRSCH

/s/ Matthew J. Stover
---------------------------------    Director                          June 1, 1998
MATTHEW J. STOVER

/s/ John E. Zeisler
---------------------------------    Director                          June 1, 1998

JOHN E. ZEISLER

/s/ L. William Krause
---------------------------------    Director                          June 1, 1998
L. WILLIAM KRAUSE